Exhibit 5.1

        [LETTERHEAD OF GIBBONS, DEL DEO, DOLAN, GRIFFINGER & VECCHIONE]

                                  July 15, 1998

TearDrop Golf Company
1080 Lousons Road
Union, New Jersey 07083

      Re: TearDrop Golf Company

Gentlemen:

      We have acted as counsel to TearDrop Golf Company (the "Company") in connection with all proceedings relating to the authorization and proposed issuance and sale by you of shares of common stock, $.01 par value per share ("Common Stock") upon the exercise of stock options granted pursuant to 1996 Stock Option Plan, as amended (the "1996 Plan"), and under stock option agreements between the Company and Rudy A. Slucker and certain advisors of the Company (the "Additional Options") as described in the Registration Statement on Form S-8 (the "Registration Statement"), filed by you with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

            Based upon our examination of such documents and proceedings as we have deemed necessary and pertinent, we are of the opinion that:

      1. Tear Drop Golf Company (the "Company") is a corporation duly organized and existing under the laws of the State of Delaware;

      2. The 1996 Plan has been duly authorized and approved by the Board of Directors and the stockholders of the Company;

      3. The shares of Common Stock reserved by the Board of Directors of the Company for issuance upon the exercise of stock options granted under the 1996 Plan have been duly authorized;

      4. The shares of Common Stock reserved by the Board of Directors for issuance upon the exercise of the Additional Options have been duly authorized.

      5. When the shares of Common Stock are issued upon the due exercise of stock options granted in accordance with the 1996 Plan and upon exercise of the Additional Options, such shares of Common Stock will be duly and validly issued and outstanding and will be fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                             Very truly yours,


                            /s/ Gibbons, Del Deo, Dolan, Griffinger & Vecchione GIBBONS, DEL DEO, DOLAN,
                            GRIFFINGER & VECCHIONE
                            A Professional Corporation